                                                                   EXHIBIT 99.01

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Broadbase Software, Inc.

     We have audited the accompanying consolidated balance sheets of Broadbase Software, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of operations, cash flows, and stockholders' equity (net capital deficiency) for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadbase Software, Inc. at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California
January 17, 2001

                            BROADBASE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              --------    ----------
Current assets:
  Cash and cash equivalents.................................  $ 76,642    $   51,186
  Short-term investments....................................        --       101,034
  Accounts receivable, net of allowances of $50 and $2,115
     at December 31, 1999 and 2000, respectively............     2,712        27,536
  Prepaid expenses and other current assets.................     1,239         8,357
                                                              --------    ----------
          Total current assets..............................    80,593       188,113
Restricted cash.............................................       633         2,473
Property and equipment, net.................................     2,868        17,730
Long-term investments.......................................        --        15,540
Goodwill and intangible assets, net.........................        --     1,044,287
Other assets................................................       676         7,792
                                                              --------    ----------
          Total assets......................................  $ 84,770    $1,275,935
                                                              ========    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $    559    $   16,210
  Accrued compensation......................................     2,919         7,961
  Accrued expenses..........................................     2,341        28,890
  Current portion of bank line of credit, notes payable and
     capital lease obligations..............................       749           346
  Deferred revenue..........................................     4,663        16,320
                                                              --------    ----------
          Total current liabilities.........................    11,231        69,727
Bank line of credit, notes payable and capital lease
  obligations...............................................       333           703
                                                              --------    ----------
          Total liabilities.................................    11,564        70,430
Commitments and contingencies
Stockholders' equity:
  Preferred stock: par value $0.001 per share; 5,000,000
     shares authorized and none designated..................        --            --
  Common stock: par value $0.001 per share; 90,000,000
     shares authorized; 36,100,174 and 81,069,283 shares
     issued and outstanding at December 31, 1999 and 2000,
     respectively...........................................        36            81
  Additional paid-in capital................................   124,278     1,484,130
  Deferred stock compensation...............................    (8,710)      (42,899)
  Notes receivable from stockholders........................      (693)         (436)
  Accumulated other comprehensive loss......................       (33)         (268)
  Accumulated deficit.......................................   (41,672)     (235,103)
                                                              --------    ----------
          Total stockholders' equity........................    73,206     1,205,505
                                                              --------    ----------
          Total liabilities and stockholders' equity........  $ 84,770    $1,275,935
                                                              ========    ==========

        See accompanying notes to the consolidated financial statements.

                            BROADBASE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Net revenue:
  License.................................................  $  2,996    $  7,689    $  34,646
  Professional services...................................        --       1,610        9,259
  Maintenance.............................................       443       1,143        4,349
                                                            --------    --------    ---------
          Total net revenue...............................     3,439      10,442       48,254
Cost of revenue:
  License.................................................       713       1,437        4,452
  Professional services(1)................................        --         679       14,253
  Maintenance(2)..........................................       254       1,931        1,731
  Amortization of acquired core and developed
     technology...........................................        --          --        1,696
                                                            --------    --------    ---------
          Total cost of revenue...........................       967       4,047       22,132
                                                            --------    --------    ---------
Gross margin..............................................     2,472       6,395       26,122
Operating expenses:
  Sales and marketing(3)..................................     7,888      15,092       37,247
  Research and development(4).............................     3,738       6,024       17,207
  General and administrative(5)...........................     1,165       2,011        6,836
  Amortization of deferred stock compensation.............     1,133       6,403       21,284
  Amortization of intangible assets and goodwill..........        --          --       78,145
  Acquired in-process research and development............        --          --       25,877
  Merger expenses.........................................        --       1,000       45,509
                                                            --------    --------    ---------
          Total operating expenses........................    13,924      30,530      232,105
                                                            --------    --------    ---------
Loss from operations......................................   (11,452)    (24,135)    (205,983)
Interest income...........................................       335       1,454       12,893
Interest expense..........................................      (226)       (889)        (341)
                                                            --------    --------    ---------
Net loss..................................................  $(11,343)   $(23,570)   $(193,431)
                                                            ========    ========    =========
Basic and diluted net loss per share......................  $  (4.43)   $  (1.87)   $   (4.09)
                                                            ========    ========    =========
Weighted-average shares used in computing basic and
  diluted net loss per share..............................     2,562      12,592       47,259
                                                            ========    ========    =========

---------------
(1) Excludes $45, $247 and $4,320 of amortization of deferred stock compensation for the years ended December 31, 1998, 1999 and 2000, respectively.

(2) Excludes $0, $11 and $92 of amortization of deferred stock compensation for the years ended December 31, 1998, 1999 and 2000, respectively.

(3) Excludes $482, $3,299 and $3,981 of amortization of deferred stock compensation for the years ended December 31, 1998, 1999 and 2000, respectively.

(4) Excludes $468, $1,731 and $6,742 of amortization of deferred stock compensation for the years ended December 31, 1998, 1999 and 2000, respectively.

(5) Excludes $138, $1,115 and $6,149 of amortization of deferred stock compensation for the years ended December 31, 1998, 1999 and 2000, respectively.

        See accompanying notes to the consolidated financial statements.

                            BROADBASE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1999        2000
                                                              --------   --------   ----------
Operating activities:
  Net loss..................................................  $(11,343)  $(23,570)  $ (193,431)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................       507        961        3,083
     Acquired in-process research and development...........        --         --       25,877
     Write-off of note receivable from stockholder..........        --          7           --
     Amortization of acquired core and developed
      technology............................................        --         --        1,696
     Amortization of intangible assets and goodwill.........        --         --       78,145
     Amortization of deferred stock compensation............     1,133      6,403       21,284
     Value of common stock issued for severance and to
      non-employees.........................................        --        404          403
  Changes in balance sheet items:
     Accounts receivable....................................    (1,072)    (1,640)     (19,257)
     Prepaid expenses and other current assets..............      (243)      (913)     (21,959)
     Accounts payable.......................................       (91)       164        9,591
     Accrued expenses.......................................     1,649      3,196       19,750
     Deferred revenue.......................................     3,330      1,333        8,717
                                                              --------   --------   ----------
          Net cash used in operating activities.............    (6,130)   (13,655)     (66,101)
                                                              --------   --------   ----------
Investing activities:
  Changes in other assets...................................        --        108           --
  Purchase of short-term investments, net...................        --         --     (100,477)
  Purchase of long-term investments.........................        --         --      (15,540)
  Purchase of other investments.............................        --         --       (5,500)
  Change in restricted cash.................................        --       (633)      (1,840)
  Purchases of property and equipment.......................    (1,415)    (2,178)     (10,350)
                                                              --------   --------   ----------
          Net cash used in investing activities.............    (1,415)    (2,703)    (133,707)
                                                              --------   --------   ----------
Financing activities:
  Net proceeds from issuance of convertible preferred
     stock..................................................    11,906     19,979           --
  Proceeds from issuance of common stock upon exercise of
     options................................................        41        131        1,354
  Proceeds from issuance of common stock from employee stock
     purchase plan..........................................        --         --        1,105
  Net proceeds from issuance of common stock in initial
     public offering........................................        --     57,835           --
  Net proceeds from issuance of common stock in secondary
     public offering........................................        --         --      174,939
  Net proceeds from issuance of common stock in private
     placement..............................................        --        619           --
  Payments to repurchase unvested common stock..............        --        (11)          (5)
  Proceeds from payments on stockholders' notes
     receivable.............................................         1          4          707
  Issuance of notes receivable to stockholders..............      (400)        --           --
  Payments on notes payable.................................      (347)      (463)      (1,739)
  Principal payments on capital lease obligations...........       (32)       (30)        (209)
  Principal payments on equipment line of credit............        --       (333)      (1,565)
  Borrowings on equipment line of credit....................     1,000         --           --
  Proceeds from issuance of convertible debt................     8,250      1,275           --
                                                              --------   --------   ----------
          Net cash provided by financing activities.........    20,419     79,006      174,587
  Effect of foreign exchange rate changes on cash and cash
     equivalents............................................       (37)         4         (235)
                                                              --------   --------   ----------
  Net increase (decrease) in cash and cash equivalents......    12,837     62,652      (25,456)
Cash and cash equivalents:
  Beginning of period.......................................     1,153     13,990       76,642
                                                              --------   --------   ----------
  End of period.............................................  $ 13,990   $ 76,642   $   51,186
                                                              ========   ========   ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    227   $    839   $       80
Supplemental schedule of noncash investing activity:
  Fair value of net liabilities acquired in connection with
     purchase business combinations.........................  $     --   $     --   $     (327)
  Issuance of common stock in connection with purchase
     business combinations..................................  $     --   $     --   $1,126,179

        See accompanying notes to the consolidated financial statements.

                            BROADBASE SOFTWARE, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      CONVERTIBLE                                                            NOTES
                                    PREFERRED STOCK        COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE
                                  -------------------   -------------------    PAID-IN        STOCK           FROM
                                    SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS
                                  ----------   ------   ----------   ------   ----------   ------------   ------------
Balance at December 31, 1997.....  4,308,222     $4      4,985,650    $ 5     $    6,709     $     --        $ (34)
Issuance of Series C preferred
 stock, at $5.54 per share in
 February and March 1998 for
 cash, net of $94 issuance
 costs...........................  2,166,055      2             --     --         11,904           --           --
Deferred stock compensation
 related to certain options
 granted to employees............         --     --             --     --          3,471       (3,471)          --
Amortization of deferred stock
 compensation....................         --     --             --     --             --        1,133           --
Issuance of common stock upon
 exercise of options.............         --     --        587,778     --             87           --          (46)
Repurchase of common stock.......         --     --       (158,828)    --             (3)          --            3
Payments of notes receivable from
 stockholders....................         --     --             --     --             --           --            1
Note receivable from
 stockholder.....................         --     --             --     --             --           --         (400)
Comprehensive income (loss)......         --     --             --     --             --           --           --
 Net loss........................         --     --             --     --             --           --           --
 Foreign currency translation
   adjustment....................         --     --             --     --             --           --           --
Comprehensive loss...............         --     --             --     --             --           --           --
                                  ----------     --     ----------    ---     ----------     --------        -----
Balance at December 31, 1998.....  6,474,277      6      5,414,600      5         22,168       (2,338)        (476)
Debentures converted into Series
 D preferred stock in connection
 with the Company's IPO..........  1,313,793      1             --     --          9,524           --           --
Issuance of Series E preferred
 stock, at $9.13 per share in
 June 1999 for cash, net of $10
 of issuance costs...............  2,188,812      2             --     --         19,977           --           --
Conversion of Series A, Series B,
 Series C, Series D and Series E
 preferred stock to common stock
 in connection with the Company's
 IPO............................. (9,976,882)    (9)    19,953,764     20            (11)          --           --
Issuance of common stock in
 connection with the Company's
 IPO, net of issuance costs......         --     --      9,200,000      9         57,826           --           --
Issuance of common stock in
 private placement, net of
 issuance costs..................         --     --         90,126     --            619           --           --
Issuance of common stock in
 connection with license
 agreement.......................         --     --         80,000     --            400           --           --
Deferred stock compensation
 related to options granted to
 employees.......................         --     --             --     --         12,775      (12,775)          --
Amortization of deferred stock
 compensation....................         --     --             --     --             --        6,403           --
Issuance of common stock upon
 exercise of options.............         --     --      1,582,740      2          1,012           --         (229)
Issuance of common stock upon
 exercise of warrants............         --     --         73,528     --             86           --           --
Repurchase of unvested common
 stock...........................         --     --       (294,584)    --            (94)          --           --
Notes receivable from
 stockholder.....................         --     --             --     --             (4)          --           12
Comprehensive income (loss)......         --     --             --     --             --           --           --
 Net loss........................         --     --             --     --             --           --           --
 Foreign currency translation
   adjustment....................         --     --             --     --             --           --           --
Comprehensive loss...............         --     --             --     --             --           --           --
                                  ----------     --     ----------    ---     ----------     --------        -----

                                                                                     TOTAL
                                                    ACCUMULATED                  STOCKHOLDERS'
                                   COMPREHENSIVE       OTHER                        EQUITY
                                      INCOME       COMPREHENSIVE   ACCUMULATED   (NET CAPITAL
                                      (LOSS)           LOSS          DEFICIT      DEFICIENCY)
                                   -------------   -------------   -----------   -------------
Balance at December 31, 1997.....    $      --         $  --        $  (6,759)    $       (75)
Issuance of Series C preferred
 stock, at $5.54 per share in
 February and March 1998 for
 cash, net of $94 issuance
 costs...........................           --            --               --          11,906
Deferred stock compensation
 related to certain options
 granted to employees............           --            --               --              --
Amortization of deferred stock
 compensation....................           --            --               --           1,133
Issuance of common stock upon
 exercise of options.............           --            --               --              41
Repurchase of common stock.......           --            --               --              --
Payments of notes receivable from
 stockholders....................           --            --               --               1
Note receivable from
 stockholder.....................           --            --               --            (400)
Comprehensive income (loss)......           --            --               --              --
 Net loss........................      (11,343)           --          (11,343)        (11,343)
 Foreign currency translation
   adjustment....................          (37)          (37)              --             (37)
                                     ---------
Comprehensive loss...............    $ (11,380)           --               --              --
                                     =========         -----        ---------     -----------
Balance at December 31, 1998.....           --           (37)         (18,102)          1,226
Debentures converted into Series
 D preferred stock in connection
 with the Company's IPO..........           --            --               --           9,525
Issuance of Series E preferred
 stock, at $9.13 per share in
 June 1999 for cash, net of $10
 of issuance costs...............           --            --               --          19,979
Conversion of Series A, Series B,
 Series C, Series D and Series E
 preferred stock to common stock
 in connection with the Company's
 IPO.............................           --            --               --              --
Issuance of common stock in
 connection with the Company's
 IPO, net of issuance costs......           --            --               --          57,835
Issuance of common stock in
 private placement, net of
 issuance costs..................           --            --               --             619
Issuance of common stock in
 connection with license
 agreement.......................           --            --               --             400
Deferred stock compensation
 related to options granted to
 employees.......................           --            --               --              --
Amortization of deferred stock
 compensation....................           --            --               --           6,403
Issuance of common stock upon
 exercise of options.............           --            --               --             785
Issuance of common stock upon
 exercise of warrants............           --            --               --              86
Repurchase of unvested common
 stock...........................           --            --               --             (94)
Notes receivable from
 stockholder.....................           --            --               --               8
Comprehensive income (loss)......           --            --               --              --
 Net loss........................      (23,570)           --          (23,570)        (23,570)
 Foreign currency translation
   adjustment....................            4             4               --               4
                                     ---------
Comprehensive loss...............    $ (23,566)           --               --              --
                                     =========         -----        ---------     -----------

                            BROADBASE SOFTWARE, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                                  (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      CONVERTIBLE                                                            NOTES
                                    PREFERRED STOCK        COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE
                                  -------------------   -------------------    PAID-IN        STOCK           FROM
                                    SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS
                                  ----------   ------   ----------   ------   ----------   ------------   ------------
Balance at December 31, 1999.....         --     --     36,100,174     36        124,278       (8,710)        (693)
Issuance of common stock in
 secondary offering, net of
 issuance costs..................         --     --      3,900,000      4        174,935           --           --
Issuance of common stock in
 connection with the acquisition
 of Rubric, Inc..................         --     --      5,984,196      6        362,947           --           --
Issuance of common stock in
 connection with the acquisition
 of Aperio, Inc..................         --     --        560,730      1         28,774           --           --
Issuance of common stock in
 connection with the acquisition
 of Panopticon, Inc..............         --     --      2,659,808      3         94,580           --           --
Deferred stock compensation
 related to the assumption of
 unvested stock options in
 connection with the acquisition
 of Panopticon, Inc..............         --     --             --     --          6,649       (6,649)          --
Issuance of common stock in
 connection with the acquisition
 of Decisionism, Inc.............         --     --        475,361     --         10,450           --           --
Issuance of common stock in
 connection with the acquisition
 of Servicesoft, Inc.............         --     --     29,314,554     29        629,389           --           --
Deferred stock compensation
 related to the assumption of
 unvested stock options in
 connection with the acquisition
 of Servicesoft, Inc.............         --     --             --     --         14,240      (14,240)          --
Issuance of common stock under
 employee stock purchase plan....         --     --        157,992     --          1,105           --           --
Deferred stock compensation
 related to options granted to
 employees.......................         --     --             --     --         34,584      (34,584)          --
Amortization of deferred stock
 compensation....................         --     --             --     --             --       21,284           --
Issuance of common stock upon
 exercise of options.............         --     --      1,848,026      2          1,928           --           --
Repurchase of unvested common
 stock...........................         --     --        (18,750)    --             (5)          --           --
Issuance of shares pursuant to a
 net exercise of warrants assumed
 in connection with the
 acquisition of Rubric, Inc......         --     --         14,754     --             --           --           --
Issuance of shares pursuant to a
 net exercise of warrants assumed
 in connection with the
 acquisition of Panopticon,
 Inc.............................         --     --         72,438     --             --           --           --
Compensation expense for
 severance arrangement...........         --     --             --     --            276           --           --
Notes receivable from
 stockholders....................         --     --             --     --             --           --         (450)
Payments of notes receivable from
 stockholders....................         --     --             --     --             --           --          707
Comprehensive income (loss)......         --     --             --     --             --           --           --
 Net loss........................         --     --             --     --             --           --           --
 Foreign currency translation
   adjustment....................         --     --             --     --             --           --           --
Comprehensive loss...............         --     --             --     --             --           --           --
                                  ----------     --     ----------    ---     ----------     --------        -----
Balance at December 31, 2000.....         --     $--    81,069,283    $81     $1,484,130     $(42,899)       $(436)
                                  ==========     ==     ==========    ===     ==========     ========        =====

                                                                                     TOTAL
                                                    ACCUMULATED                  STOCKHOLDERS'
                                   COMPREHENSIVE       OTHER                        EQUITY
                                      INCOME       COMPREHENSIVE   ACCUMULATED   (NET CAPITAL
                                      (LOSS)           LOSS          DEFICIT      DEFICIENCY)
                                   -------------   -------------   -----------   -------------
Balance at December 31, 1999.....           --           (33)         (41,672)         73,206
Issuance of common stock in
 secondary offering, net of
 issuance costs..................           --            --               --         174,939
Issuance of common stock in
 connection with the acquisition
 of Rubric, Inc..................           --            --               --         362,953
Issuance of common stock in
 connection with the acquisition
 of Aperio, Inc..................           --            --               --          28,775
Issuance of common stock in
 connection with the acquisition
 of Panopticon, Inc..............           --            --               --          94,583
Deferred stock compensation
 related to the assumption of
 unvested stock options in
 connection with the acquisition
 of Panopticon, Inc..............           --            --               --              --
Issuance of common stock in
 connection with the acquisition
 of Decisionism, Inc.............           --            --               --          10,450
Issuance of common stock in
 connection with the acquisition
 of Servicesoft, Inc.............           --            --               --         629,418
Deferred stock compensation
 related to the assumption of
 unvested stock options in
 connection with the acquisition
 of Servicesoft, Inc.............           --            --               --              --
Issuance of common stock under
 employee stock purchase plan....           --            --               --           1,105
Deferred stock compensation
 related to options granted to
 employees.......................           --            --               --              --
Amortization of deferred stock
 compensation....................           --            --               --          21,284
Issuance of common stock upon
 exercise of options.............           --            --               --           1,930
Repurchase of unvested common
 stock...........................           --            --               --              (5)
Issuance of shares pursuant to a
 net exercise of warrants assumed
 in connection with the
 acquisition of Rubric, Inc......           --            --               --              --
Issuance of shares pursuant to a
 net exercise of warrants assumed
 in connection with the
 acquisition of Panopticon,
 Inc.............................           --            --               --              --
Compensation expense for
 severance arrangement...........           --            --               --             276
Notes receivable from
 stockholders....................           --            --               --            (450)
Payments of notes receivable from
 stockholders....................           --            --               --             707
Comprehensive income (loss)......           --            --               --              --
 Net loss........................     (193,431)           --         (193,431)       (193,431)
 Foreign currency translation
   adjustment....................         (235)         (235)              --            (235)
                                     ---------
Comprehensive loss...............    $(193,666)           --               --              --
                                     =========         -----        ---------     -----------
Balance at December 31, 2000.....                      $(268)       $(235,103)    $ 1,205,505
                                                       =====        =========     ===========

        See accompanying notes to the consolidated financial statements.

                            BROADBASE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

 1. SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  The Company

     Broadbase Software, Inc. (the "Company" or "Broadbase") was incorporated on November 28, 1995 and develops and markets customer-focused analytic, marketing automation and e-service software applications that analyze customer data from multiple touch points, and use that information to execute targeted marketing campaigns, improve online merchandizing and content, deliver optimized Internet and traditional-based customer service, and personalize all customer interactions.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

  Revenue Recognition

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions" ("SOP 98-9"). The Company derives revenue from the sale of software licenses, post-contract support ("maintenance"), and other professional services. Maintenance includes telephone technical support, bug fixes and rights to upgrades and enhancements on a when-and-if available basis. Professional services include training and basic post-implementation consulting, on a time and materials basis, to meet specific customer needs.

     Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant company obligations with regard to installation or implementation of the software remain, the fee is fixed or determinable and collectibility is probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. Revenue on arrangements with customers that are not the ultimate end users (primarily resellers) is recognized upon receipt of a reseller report of sale to the end user of the software and the Company's shipment of the licensed software. Advance payments are recorded as deferred revenue until the products are shipped, services are delivered or obligations are met. The Company's products do not require significant customization.

     Revenue related to maintenance is recognized on a straight-line basis over the period maintenance is provided and revenue allocable to professional services is recognized as the services are performed.

     In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-9. SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company adopted the provisions of SOP 98-9 as of January 1, 2000, which did not have a material effect on our financial position, results of operations or cash flows.

     In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. In October 2000, the SEC

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

issued a "Frequently Asked Questions" document on SAB 101 to provide further definitive guidance on the implementation of SAB 101. SAB 101 is effective for years beginning after December 15, 1999 and we were required to adopt SAB 101 in the quarter ended December 31, 2000 retroactive to the beginning of the year. SAB 101 did not have an effect on the Company's results of operations, financial position or cash flows.

  Concentrations of Credit Risk and Credit Evaluations

     Financial instruments that subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, short-term and long-term investments and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high credit standing.

     The Company's short-term and long-term investments are placed with high credit quality financial institutions and issuers. In addition to continuous monitoring of the credit quality of issuers, the Company's investment policy limits its exposure on investments to any one issuer.

     The Company's accounts receivables are derived primarily from sales of software products and services. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. During 1998 and 1999, a limited number of customers accounted for a substantial portion of the Company's revenues. One customer accounted for 18% and 11% of total revenue for the years ended December 31, 1998 and 1999, respectively. Another customer accounted for 10% of total revenue for the year ended December 31, 1998. No customers accounted for more than 10% of the Company's total revenue for the year ended December 31, 2000.

  Fair Value of Financial Instruments

     The amounts reported for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term borrowings approximate fair value because of the short maturity of these instruments. The estimated fair value of short-term and long-term investments is based on quoted market prices.

     The estimated fair value of long-term borrowings is based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities. At December 31, 2000, the fair value of long-term borrowings approximated the carrying amount.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The following is a summary of cash and cash equivalents:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
                                                             (IN THOUSANDS)
Cash in bank.............................................  $ 1,496    $ 3,352
Money market funds.......................................   75,146      2,215
Short-term taxable municipals............................       --      2,800
Demand notes.............................................       --     37,864
Commercial paper.........................................       --      4,955
                                                           -------    -------
                                                           $76,642    $51,186
                                                           =======    =======

  Investments

     The Company considers all investments with an original maturity greater than three months and less than one year to be short-term investments. All investments with remaining maturities greater than one year are

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

categorized as long-term investments. As of December 31, 2000, all short-term and long-term investments are classified as held-to-maturity as the Company has both the ability and intent to hold these securities to maturity; therefore, these securities are recorded on the accompanying balance sheets at amortized cost. Interest, dividends and realized gains and losses are included in interest income.

  Property and Equipment

     The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or the lives of the respective assets, generally three to five years.

     Property and equipment consist of the following:

                                                      DECEMBER 31,
                                                   ------------------
                                                    1999       2000
                                                   -------    -------
                                                     (IN THOUSANDS)
Computer hardware and software...................  $ 3,232    $19,627
Leasehold improvements...........................       --      2,773
Furniture, fixtures and equipment................    1,234      4,777
                                                   -------    -------
                                                     4,466     27,177
Less accumulated depreciation and amortization...   (1,598)    (9,447)
                                                   -------    -------
                                                   $ 2,868    $17,730
                                                   =======    =======

     As of December 31, 1999 and 2000, property and equipment include amounts held under capital leases of approximately $64,000 and $613,000, respectively, with related accumulated amortization of approximately $52,000 and $324,000, respectively.

  Goodwill and Intangible Assets

     Goodwill resulting from business combinations accounted for as a purchase is being amortized on a straight-line basis over five years. Intangible assets acquired through business combinations include core and developed technology, assembled workforces, customer bases, tradenames, patent applications and an OEM distribution contract. Intangible assets are being amortized on a straight-line basis over one to five years. The amortization of core and developed technology is separately presented as a component of cost of revenue on the Consolidated Statements of Operations, whereas the amortization of goodwill and other intangible assets is included as a separate component of operating expenses.

     The following table summarizes the Company's goodwill and intangible assets at December 31, 2000 (in thousands):

Goodwill.................................................  $1,090,270
Acquired intangibles.....................................      33,858
                                                           ----------
                                                            1,124,128
Less accumulated amortization............................     (79,841)
                                                           ----------
                                                           $1,044,287
                                                           ==========

  Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("FAS 121"), the Company identifies and records

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such impairments have been identified with respect to the Company's long-lived assets, which consist primarily of acquired intangible assets and goodwill, computer hardware and software, furniture, fixtures and equipment and leasehold improvements.

  Software Development Costs

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying Consolidated Statements of Operations.

  Stock-Based Compensation

     The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

  Advertising Expenses

     The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1998, 1999 and 2000, were approximately $57,000, $187,000 and $1,551,000, respectively.

  Foreign Currency Translation

     Assets and liabilities of the Company's wholly-owned foreign subsidiaries are translated to the U.S. dollar from their local functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity (net capital deficiency). Foreign currency transaction gains and losses, which have not been material, are included in results of operations.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  Net Loss Per Share

     Basic and diluted net loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

                                                             YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                       1998           1999            2000
                                                    -----------    -----------    ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss..........................................   $(11,343)      $(23,570)      $(193,431)
                                                     ========       ========       =========
Basic and diluted shares:
  Weighted-average shares of common stock
     outstanding..................................      5,230         14,158          47,932
  Less weighted-average shares subject to
     repurchase...................................     (2,668)        (1,566)           (673)
                                                     --------       --------       ---------
  Weighted-average shares of common stock
     outstanding used in computing basic and
     diluted net loss per share...................      2,562         12,592          47,259
                                                     ========       ========       =========
  Basic and diluted net loss per share............   $  (4.43)      $  (1.87)      $   (4.09)
                                                     ========       ========       =========

     If the Company had reported net income, diluted net income per share would have included 1,278,889, 3,195,489 and 24,417,757 common equivalent shares related to outstanding options and warrants to purchase common stock not included above at December 31, 1998, 1999 and 2000, respectively. The common equivalent shares from options and warrants would be determined on a weighted-average basis using the treasury stock method.

  Segment Information

     The Company operates solely in one segment, the development and marketing of customer-focused analytic, marketing automation and e-service software applications. The Company's acquisitions during 2000 did not have an impact on its segment structure.

  Non-monetary Transactions

     During 2000, the Company entered into two contemporaneous transactions with third parties in which the Company and the third party purchased each other's software products. In both cases, license, maintenance and associated services revenue recognized by the Company in connection with these transactions was based on the fair value of the software and services received, which was determined using quotes from competing vendors offering similar software and services. Revenue from these two transactions was approximately 2% of total revenue for the year ended December 31, 2000. Both systems are in production use by the Company.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, as amended, establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company will be required to adopt FAS 133 effective January 1, 2001. However, because the Company does not currently utilize derivative financial instruments, the Company does not believe the impact of FAS 133 will be material to our financial position, results of operations, or cash flows.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  Stock Split

     In January 2000, the Company's Board of Directors approved a two-for-one stock split of the Company's outstanding common shares payable in the form of a dividend of one additional share of the Company's common stock for every share owned by stockholders. The stock split became effective on April 7, 2000. All prior period share and per share data have been adjusted retroactively to reflect this split.

 2. ACQUISITIONS

  Rubric, Inc.

     On February 1, 2000, the Company completed its acquisition of Rubric, Inc. ("Rubric"), a leading provider of e-marketing software applications. In connection with the acquisition, the Company issued approximately 6.0 million shares of its common stock in exchange for all outstanding shares of Rubric capital stock, and converted outstanding options and warrants to acquire Rubric capital stock into options and warrants to acquire approximately 1.2 million shares of the Company's common stock. Of the shares issued, approximately 600,000 shares of the Company's common stock are being held in escrow as collateral for indemnity obligations of Rubric and its shareholders.

     The Company recorded this transaction using the purchase method of accounting for business combinations. Accordingly, the fair market value of the acquired assets and liabilities have been included in the consolidated financial statements of the Company as of February 1, 2000 and the results of operations of Rubric have been included thereafter. The purchase price of Rubric was allocated based on fair value to the specific tangible and intangible assets acquired and liabilities assumed from Rubric pursuant to an independent valuation. The total purchase price for Rubric was $371.7 million, consisting of $301.7 million of Broadbase common stock, $61.3 million of options to purchase Broadbase common stock and $8.7 million of acquisition related costs consisting primarily of direct transactions costs and involuntary termination benefits. As a result, the Company recorded a charge to operations upon consummation of the transaction related to acquired in-process research and development of approximately $10.1 million. Also, the Company has incurred merger-related costs of $28.4 as of December 31, 2000, of which $1.0 million were included in the Company's 1999 results of operations. This amount included $2.0 million of payments to Rubric to fund its working capital requirements prior to the closing of the merger, $2.2 million of employee bonuses paid upon successful completion of the merger, $400,000 of costs to announce the merger, and $23.8 million of costs associated with combining the operations of the two companies, including $22.6 million for assumed customer integration costs, $400,000 for severance and related costs and $800,000 for write-off of redundant assets and other costs. In addition, the Company recorded approximately $361.8 million of intangible assets and goodwill on its balance sheet, which resulted in amortization expense of approximately $66.9 million for 2000. Accumulated amortization of intangible assets and goodwill, excluding the one-time write-off of acquired in-process research and development, totaled approximately $66.9 million at December 31, 2000. Goodwill and intangible assets are being amortized on a straight-line basis over two to five years.

  Aperio, Inc.

     On June 23, 2000, the Company completed its acquisition of Aperio, Inc. ("Aperio"), a provider of e-commerce marketing solutions. In connection with the acquisition, the Company issued approximately 561,000 shares of its common stock in exchange for all outstanding shares of Aperio capital stock, and converted outstanding options to acquire Aperio capital stock into options to acquire approximately 119,000 shares of the Company's common stock. Of the shares issued, approximately 56,000 shares of our common stock are being held in escrow for a period of one year as collateral for indemnity obligations of Aperio and its shareholders.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

     The Company recorded this acquisition using the purchase method of accounting for business combinations. Accordingly, the fair market value of the acquired assets and liabilities have been included in the consolidated financial statements of the Company as of June 23, 2000 and the results of operations of Aperio have been included thereafter. The total purchase price for Aperio was $30.1 million, consisting of $23.8 million of Broadbase common stock, $5.0 million of options to purchase Broadbase common stock, and $1.3 million of acquisition related costs consisting primarily of direct transaction expenses. The purchase price of Aperio was allocated to the fair value of specific tangible and intangible assets acquired and liabilities assumed from Aperio pursuant to an independent valuation. As a result of the transaction, the Company recorded approximately $28.8 million of intangible assets and goodwill on its balance sheet, which will result in amortization expense of approximately $2.9 million for 2000. Accumulated amortization of intangible assets and goodwill totaled approximately $2.9 million at December 31, 2000. Goodwill and intangible assets are being amortized on a straight-line basis over two to five years.

  Panopticon, Inc.

     On September 15, 2000, the Company completed its acquisition of Panopticon, Inc. ("Panopticon"), developers of a real-time recommendation engine that produces context-sensitive, personalized recommendations across web, wireless, e-mail and call center customer interaction points. In connection with this acquisition, the Company issued approximately 2.7 million shares of common stock in exchange for all outstanding shares of Panopticon capital stock, and converted outstanding options and warrants to acquire Panopticon capital stock into options and warrants to purchase approximately 535,000 shares of Broadbase common stock. Approximately 266,000 of the shares of Broadbase common stock are being held in escrow for a period of one year as collateral for indemnity obligations of Panopticon and its shareholders.

     The Company recorded this transaction using the purchase method of accounting for business combinations. Accordingly, the fair market value of the acquired assets and liabilities have been included in the consolidated financial statements of the Company as of September 15, 2000 and the results of operations of Panopticon have been included thereafter. The total purchase price for Panopticon was $102.1 million, consisting of $85.4 million of Broadbase common stock, $15.9 million of options and warrants to purchase Broadbase common stock and $800,000 of acquisition related costs. The purchase price of Panopticon was allocated to the fair value of the specific tangible and intangible assets acquired and liabilities assumed from Panopticon pursuant to an independent valuation. As a result the Company recorded a charge to operations upon consummation of the transaction related to acquired in-process research and development of approximately $2.8 million. Also, the Company has incurred merger-related costs of $2.4 million as of December 31, 2000. This amount included approximately $2.0 million of payments to Panopticon to fund its working capital requirements prior to the closing of the merger, $300,000 of employee bonuses paid upon successful completion of the merger, and approximately $100,000 of costs associated with combining the operations of the two companies. In addition, the Company recorded approximately $92.8 million of intangible assets and goodwill on its balance sheet, which will result in amortization expense of approximately $4.5 million for 2000. Accumulated amortization of intangible assets and goodwill, excluding the one-time write-off of acquired in-process research and development, totaled approximately $4.5 million at December 31, 2000. Goodwill and intangible assets are being amortized on a straight-line basis over three to five years.

  Decisionism, Inc.

     On December 15, 2000, the Company completed its acquisition of Decisionism, Inc. ("Decisionism"), a leading provider of analytic solutions for business-to-business digital marketplaces. In connection with the acquisition, the Company issued approximately 475,000 shares of its common stock in exchange for all outstanding shares of Decisionism capital stock. Of the shares issued, approximately 45,000 shares of the

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

Company's common stock are being held in escrow for a period of one year as collateral for indemnity obligations of Decisionism and its shareholders.

     The Company recorded this acquisition using the purchase method of accounting for business combinations. Accordingly, the fair market value of the acquired assets and liabilities have been included in the consolidated financial statements of the Company as of December 15, 2000 and the results of operations of Decisionism have been included thereafter. The total purchase price for Decisionism was $10.7 million, consisting of $10.5 million of Broadbase common stock and $200,000 of acquisition related costs consisting primarily of direct transaction expenses. The purchase price of Decisionism was allocated to the fair value of specific tangible and intangible assets acquired and liabilities assumed from Decisionism pursuant to an independent valuation. Also, the Company has incurred merger-related costs of $2.7 million as of December 31, 2000. These costs were comprised of $1.7 million of payments to Decisionism to fund its working capital requirements prior to the closing of the merger, $900,000 of employee bonuses paid upon successful completion of the merger, and $100,000 of costs in combining the operations of the two organizations. As a result of the transaction, the Company recorded approximately $10.7 million of intangible assets and goodwill on its balance sheet, which will result in amortization expense of approximately $196,000 for 2000. Accumulated amortization of intangible assets and goodwill totaled approximately $196,000 at December 31, 2000. Goodwill and intangible assets are being amortized on a straight-line basis over one to five years.

  Servicesoft, Inc.

     On December 18, 2000, the Company completed its acquisition of Servicesoft, Inc. ("Servicesoft"), a leading provider of e-service solutions. In connection with this acquisition, the Company issued approximately 29.3 million shares of Broadbase common stock in exchange for all outstanding shares of Servicesoft capital stock, and converted outstanding options and warrants to acquire Servicesoft capital stock into options and warrants to purchase approximately
6.4 million shares of Broadbase common stock. Of the shares issued, approximately 2.9 million shares of the Company's common stock are being held in escrow for a period of one year as collateral for indemnity obligations of Servicesoft and its shareholders.

     The Company recorded this transaction using the purchase method of accounting for business combinations. Accordingly, the fair market value of the acquired assets and liabilities have been included in the consolidated financial statements of the Company as of December 18, 2000 and the results of operations of Servicesoft have been included thereafter. The purchase price of Servicesoft was allocated to the fair value of the specific tangible and intangible assets acquired and liabilities assumed from Servicesoft pursuant to an independent valuation. The total purchase price for Servicesoft was $656.2 million, consisting of $546.8 million of Broadbase common stock, $96.8 million of options to purchase Broadbase common stock and $12.6 million of acquisition related costs consisting primarily of direct transactions costs and involuntary termination benefits. As a result, the Company recorded a charge to operations upon consummation of the transaction related to acquired in-process research and development of approximately $13.0 million. Also, the Company has incurred merger-related costs of $13.0 million as of December 31, 2000. This amount included $6.0 million of payments to Servicesoft to fund its working capital requirements prior to the closing of the merger, $3.8 million of employee bonuses paid upon successful completion of the merger, $400,000 of costs to announce the merger, and $2.8 million of costs associated with combining the operations of the two companies, including $1.3 million for severance and related costs and $1.5 million for write-off of redundant assets and other costs. In addition, the Company recorded approximately $630.0 million of intangible assets and goodwill on its balance sheet, which will result in amortization expense of approximately $5.3 million for 2000. Accumulated amortization of intangible assets and goodwill, excluding the one-time write-off of acquired in-process research and development, totaled approximately $5.3 million at December 31, 2000. Goodwill and intangible assets are being amortized on a straight-line basis over one to five years.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  Pro Forma Information (Unaudited)

     The following unaudited pro forma summarized results of operations have been prepared assuming that the acquisitions of Rubric, Panopticon and Servicesoft had occurred at the beginning of the periods presented. The acquisitions included in the pro forma results are those acquisitions deemed significant by SEC guidelines. These results presented below are not necessarily indicative of results of operations that would have occurred had the acquisitions actually been consummated as of the beginning of 1999, nor are the results presented below necessarily indicative of results to be expected in future periods. The pro forma information excludes the impact of one-time charges for in-process research and development costs and merger related costs.

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                          1999          2000
                                                       ----------    ----------
                                                            (IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
Net revenue..........................................  $  24,351     $  71,796
Net loss.............................................  $(302,435)    $(394,291)
Basic and diluted net loss per share.................  $   (5.98)    $   (8.34)

 3. INVESTMENTS

     The following table summarizes the Company's investments at December 31, 2000:

                                                     GROSS        GROSS      ESTIMATED
                                                   UNREALIZED   UNREALIZED     FAIR
                                      AMORTIZED     HOLDING      HOLDING      MARKET
                                        COST         GAINS        LOSSES       VALUE
                                      ---------    ----------   ----------   ---------
                                                       (IN THOUSANDS)
Short-term investments:
  Corporate bonds and commercial
     paper..........................  $ 76,632        $331         $ --      $ 76,963
  U.S. Government agencies..........     7,158          21           --         7,179
  Municipal notes and bonds.........    17,244           5           --        17,249
                                      --------        ----         ----      --------
                                      $101,034        $357         $ --      $101,391
                                      ========        ====         ====      ========
Long-term investments:
  Corporate bonds and commercial
     paper..........................  $  7,547        $ 46         $ --      $  7,593
  U.S. Government agencies..........     7,993          54           --         8,047
                                      --------        ----         ----      --------
                                      $ 15,540        $100         $ --      $ 15,640
                                      ========        ====         ====      ========

     The following table summarizes the Company's debt securities at December 31, 2000:

                                                                      ESTIMATED
                                                                        FAIR
                                                         AMORTIZED     MARKET
                                                           COST         VALUE
                                                         ---------    ---------
                                                             (IN THOUSANDS)
Due in one year or less................................  $101,034     $101,391
Due after one year through two years...................    15,540       15,640
                                                         --------     --------
                                                         $116,574     $117,031
                                                         ========     ========

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

 4. BANK LINE OF CREDIT AND NOTES PAYABLE

     Notes payable and line of credit borrowings consist of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                               1999     2000
                                                              ------    ----
                                                              (IN THOUSANDS)
Notes payable...............................................  $  415    $--
Bank line of credit.........................................     667     --
                                                              ------    ---
                                                               1,082     --
Debt assumed through acquisitions:
  Canada Israel Industrial Research and Development
     Foundation.............................................      --     78
                                                              ------    ---
                                                               1,082     78
Less current portion........................................    (749)    --
                                                              ------    ---
Noncurrent portion..........................................  $  333    $78
                                                              ======    ===

     During 1996 and 1997, the Company secured financing under the terms of $300,000 and $1,000,000 three-year notes payable, respectively, at interest rates of 15% and 14%, respectively. The full principal amount of notes payable outstanding was paid during 2000.

     In connection with the issuance of the notes, the Company issued warrants to purchase 12,537 and 24,227 shares of Series A and Series B preferred stock at prices of $1.67 and $2.68 per share, respectively. At the date of grant, the value ascribed to these warrants was immaterial for financial statement purposes. In November 1999, the warrants were exercised in full.

     In July 1998, the Company entered into a loan and security agreement with a financial institution. The agreement provided for an accounts receivable line of credit not to exceed $2,000,000 and an equipment line of credit not to exceed $1,000,000. Borrowings under the accounts receivable line of credit bear interest at the institution's prime lending rate, and any borrowings under the equipment line of credit bear interest at the institution's prime lending rate plus 0.5%. As of December 31, 1999, the $2,000,000 line of credit had expired, and $1,000,000, the full amount available, had been borrowed under the equipment line of credit of which $333,000 had been repaid during 1999. During 2000, the Company repaid the remaining balance and subsequently cancelled the $1,000,000 equipment line of credit.

     As part of the acquisition of Servicesoft, the Company assumed a liability of approximately $78,000 that represented a loan arrangement between Balisoft Technologies Inc., a former subsidiary of Servicesoft, and the Canada Israel Industrial Research and Development Foundation. The remaining balance due will be paid in equal tranches on June 30, 2001 and December 31, 2001.

 5. COMMITMENTS

  Leases

     On December 23, 1999 the Company entered into a seven year noncancelable operating lease agreement commencing May 1, 2000 for a new corporate headquarters. In accordance with the terms of this agreement, the Company has put $580,000 into a restricted cash account as a security deposit.

     On August 11, 2000 the Company entered into a ten-year noncancelable operating lease agreement commencing January 1, 2001 for additional office space near its corporate headquarters. In accordance with the terms of this agreement, the security deposit consisted of a $460,000 cash payment and a $1,840,000 letter of credit executed by the Company. In accordance with the terms of the letter of credit, the Company has categorized $1,840,000 of its investments as restricted cash.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

     The gross rental payments under all operating leases were approximately $230,000, $1,014,000 and $3,051,000 for the years ended December 31, 1998, 1999, and 2000, respectively. Rental expense, net of reimbursements from sublessees, was approximately $73,000, $679,000 and $2,484,000 in 1998, 1999 and 2000,
respectively.

     As of December 31, 2000, minimum lease payments under all noncancelable lease agreements, including those assumed as a result of acquisition activity, were as follows:

                                                  CAPITAL LEASES    OPERATING LEASES
                                                  --------------    ----------------
                                                            (IN THOUSANDS)
Years ending December 31,
  2001..........................................      $  620            $ 5,926
  2002..........................................         418              5,562
  2003..........................................          59              5,217
  2004..........................................          38              5,359
  2005..........................................           4              4,838
  Thereafter....................................          --             17,339
                                                      ------            -------
Total minimum lease payments....................       1,139            $44,241
                                                                        =======
Less amount representing interest...............        (168)
                                                      ------
Present value of capital lease obligations......         971
Less current portion............................        (346)
                                                      ------
Long-term portion of capital lease
  obligations...................................      $  625
                                                      ======

 6. STOCKHOLDERS' EQUITY

  Initial Public Offering

     On September 21, 1999, the Company consummated its initial public offering of common stock, in which it sold 8,000,000 shares of its common stock at a price of $7.00 per share. Offering proceeds to Broadbase, net of approximately $3.9 million in aggregate underwriters discounts and commissions and $2.1 million in related offering expenses, were approximately $50.0 million. Upon closing of the initial public offering, all convertible debentures were converted into shares of Series D convertible preferred stock and each outstanding share of the Company's Series A, Series B, Series C, Series D, and Series E convertible preferred stock was converted into two shares of common stock, resulting in the issuance of 19,953,764 shares of common stock. In October 1999, an additional 1,200,000 shares of common stock were sold by the Company at a price of $7.00 per share pursuant to the exercise of the underwriters' overallotment option, generating additional net proceeds to the Company of approximately $7.8 million.

  Subsequent Stock Offering

     On February 18, 2000, the Company completed a public offering of 6,900,000 shares of its common stock of which 3,900,000 shares were sold by the Company and 3,000,000 were sold by its stockholders at a price of $47.50 per share. Offering proceeds to the Company, net of aggregate underwriters discounts and commissions and related offering expenses, were approximately $174.9 million.

  Shares Subject to Repurchase

     Shares subject to repurchase by the Company pursuant to the exercise of stock options totaled 1,620,972, 859,768 and 415,989 at December 31, 1998, 1999,
and 2000, respectively.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  1999 Equity Incentive Plan

     On July 2, 1999, the Board of Directors approved the adoption of the Company's 1999 Equity Incentive Plan (the "1999 Incentive Plan") under which a total of 7,000,000 shares of common stock were initially reserved for issuance. On December 14, 2000, the shareholders approved an additional 4,000,000 shares of common stock to be reserved for issuance. Commencing on January 1, 2000, annual increases equal to 5% of the outstanding shares on the preceding December 31 have been approved. The number of shares authorized for issuance under the 1999 Incentive Plan was increased to include shares reserved under the Company's 1996 Equity Incentive Plan that had not been issued and were not subject to outstanding options as of the date of termination of the 1996 Equity Incentive Plan upon completion of the Company's initial public offering, and shares subject to options which had become unexercisable. The types of awards that may be made under the 1999 Incentive Plan are options to purchase shares of common stock, restricted stock and stock bonuses. The exercise price for incentive stock options may not be less than 100% of the fair market value of the Company's common stock on the date of grant (85% for nonstatutory options). In the event of a change in control of the Company, an option or award under the 1999 Incentive Plan may be assumed or substituted by the successor corporation. The Company's compensation committee may also accelerate the vesting of awards upon a change of control transaction.

  2000 Stock Incentive Plan

     On May 3, 2000, the Board of Directors approved the adoption of the Company's 2000 Stock Incentive Plan (the "2000 Incentive Plan"). A total of 3,000,000 shares of common stock were initially reserved for issuance under the 2000 Incentive Plan. The types of awards that may be made under the 2000 Incentive Plan are options to purchase shares of common stock and restricted stock. Only nonstatutory options may be granted under this plan. The exercise price for options under this plan may not be less than the par value of the Company's common stock on the date of grant. In the event of a change in control of the Company, an option or award under the 2000 Incentive Plan may be assumed or substituted by the successor corporation. The Company's compensation committee may also accelerate the vesting of awards upon a change of control transaction.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

     A summary of activity under stock option plans is as follows:

                                                                     OPTIONS OUTSTANDING
                                                              ----------------------------------
                                                                                    WEIGHTED-
                                          SHARES AVAILABLE                           AVERAGE
                                             FOR GRANT        NUMBER OF SHARES    EXERCISE PRICE
                                          ----------------    ----------------    --------------
Balance at December 31, 1997............      2,389,050           1,250,300           $ 0.12
  Authorized............................      2,000,000                  --               --
  Granted...............................     (2,508,220)          2,508,220             0.24
  Exercised.............................             --            (587,778)            0.17
  Canceled..............................        686,492            (686,492)            0.22
  Repurchased...........................        158,828                  --             0.02
                                            -----------          ----------           ------
Balance at December 31, 1998............      2,726,150           2,484,250             0.20
  Authorized............................      8,000,000                  --               --
  Granted...............................     (6,794,530)          6,794,530             4.87
  Exercised.............................             --          (1,582,740)            0.83
  Canceled..............................      1,305,062          (1,305,062)            0.40
  Repurchased...........................        292,708                  --             0.04
                                            -----------          ----------           ------
Balance at December 31, 1999............      5,529,390           6,390,978             5.06
  Authorized............................     10,005,008                  --               --
  Plans assumed related to
     acquisitions.......................      7,920,614                  --               --
  Options converted related to
     acquisitions.......................     (7,920,614)          7,920,614             3.87
  Granted...............................    (14,966,973)         14,966,973            23.24
  Exercised.............................             --          (1,848,026)            1.08
  Canceled..............................      2,811,091          (2,811,091)           22.58
  Canceled under assumed plans..........             --            (346,814)            5.68
  Repurchased...........................         18,750                  --             0.28
                                            -----------          ----------           ------
Balance at December 31, 2000............      3,397,266          24,272,634           $13.90
                                            ===========          ==========           ======

     The following table summarizes information about options outstanding at December 31, 2000 (shares in thousands):

                                     OPTIONS OUTSTANDING
                          -----------------------------------------       OPTIONS EXERCISABLE
                                              WEIGHTED                ---------------------------
                                               AVERAGE     WEIGHTED                      WEIGHTED
                               NUMBER         REMAINING    AVERAGE         NUMBER        AVERAGE
                            OUTSTANDING      CONTRACTUAL   EXERCISE     EXERCISABLE      EXERCISE
RANGE OF EXERCISE PRICE   AS OF 12/31/2000      LIFE        PRICE     AS OF 12/31/2000    PRICE
-----------------------   ----------------   -----------   --------   ----------------   --------
    $ 0.02 - $ 0.43             3,689           7.80        $ 0.27         1,755          $ 0.27
    $ 0.57 - $ 2.85             4,850           8.97          1.10         1,128            1.05
    $ 4.66 - $13.47             6,891           9.52          9.06           577           11.77
    $14.52 - $27.00             4,449           9.30         19.01           712           19.83
    $28.75 - $41.69             2,346           9.02         39.93           525           40.52
    $44.13 - $47.00             2,048           9.09         44.18           454           44.24
                               ------           ----        ------         -----          ------
                               24,273           9.02        $13.90         5,151          $12.42
                               ======           ====        ======         =====          ======

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  1999 Employee Stock Purchase Plan

     On July 2, 1999, the Board of Directors approved the adoption of the Company's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"). A total of 1,000,000 shares of common stock were reserved for issuance under the 1999 Purchase Plan. On December 14, 2000, the shareholders approved an additional 1,000,000 shares of common stock to be reserved for issuance. Commencing on January 1, 2000, annual increases equal to 1% of the Company's outstanding common shares on the preceding December 31. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 10% of their cash compensation, subject to certain maximum purchase limitations. Each offering period will have a maximum duration of 24 months and will consist of four six-month purchase periods. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of each respective purchase period. This initial offering period began on September 22, 1999. During 2000, 157,992 shares were issued under the 1999 Purchase Plan. At December 31, 2000, 2,203,008 shares were available for issuance under the 1999 Purchase Plan.

  Stock Based Compensation

     Pro forma information regarding net income and earnings per share is required by FAS 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the 1999 Purchase Plan, collectively called "options") granted subsequent to June 30, 1995 under the fair value method of that statement. The fair value of options granted during 1998 reported below has been estimated at the date of grant using the minimum value method option pricing model. The fair value of options granted in 1999 and 2000, reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                         EMPLOYEE STOCK
                                                       EMPLOYEE             PURCHASE
                                                    STOCK OPTIONS         PLAN SHARES
                                                 --------------------    --------------
                                                 1998    1999    2000    1999     2000
                                                 ----    ----    ----    -----    -----
Expected life (in years).......................    4        4       5    1.75      0.5
Risk-free interest rate........................  6.0%     6.0%    6.3%    6.0%     6.3%
Volatility.....................................  N/A     0.60    1.61    0.60     1.61
Dividend yield.................................    0%       0%      0%      0%       0%

     The following table summarizes information about weighted average fair values and weighted average exercise prices of options granted in the years ended December 31, 1998 and 1999.

                                        1998                    1999                    2000
                                ---------------------   ---------------------   ---------------------
                                             WEIGHTED                WEIGHTED                WEIGHTED
                                 WEIGHTED    AVERAGE     WEIGHTED    AVERAGE     WEIGHTED    AVERAGE
                                 AVERAGE     EXERCISE    AVERAGE     EXERCISE    AVERAGE     EXERCISE
                                FAIR VALUE    PRICE     FAIR VALUE    PRICE     FAIR VALUE    PRICE
                                ----------   --------   ----------   --------   ----------   --------
Exercise price equals fair
  value.......................    $0.05       $0.13       $8.17       $15.86      $21.36      $27.48
Deemed fair value exceeds
  exercise price..............    $1.43       $0.29       $3.49       $ 0.82      $20.98      $ 9.33

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                           YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                       1998          1999          2000
                                                    ----------    ----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net loss................................   $(11,702)     $(54,405)     $(272,740)
                                                     ========      ========      =========
Pro forma basic and diluted net loss per share....   $  (4.57)     $  (4.32)     $   (5.77)
                                                     ========      ========      =========

     Pro forma net loss represents the difference between compensation expense recognized under APB Opinion No. 25 and the related expense using the fair value method of FAS 123 taking into account any additional tax effects of applying FAS
123. The effects on pro forma disclosures of applying FAS 123 for all years presented are not likely to be representative of the effects on pro forma disclosures of future years.

     In connection with the grant of certain options to employees during the years ended December 31, 1998, 1999 and 2000, the Company recorded deferred stock compensation of approximately $3,471,000, $12,775,000 and $34,584,000, respectively, based on the difference between the exercise prices of those options at their respective grant dates and the deemed fair value for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders' equity and are being amortized on a graded vesting method. The compensation expense of approximately $1,133,000, $6,403,000 and $19,991,000 during 1998, 1999 and 2000, respectively, relate to options awarded to employees in all operating expense categories.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies certain elements of APB Opinion No. 25, including: the definition of employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as non-compensatory, the accounting consequences of various modifications to the terms of a previously fixed stock option award, and the accounting for an exchange of stock compensation in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that have occurred after either December 15, 1998 or January 12, 2000. The adoption of this interpretation required us to record $20.9 million in deferred stock compensation in connection with the Panopticon and Servicesoft acquisitions equivalent to the intrinsic value of options to purchase our common stock, subject to post-acquisition vesting, exchanged for options to purchase these companies common stock. Prior to the adoption of FIN 44, the full fair value of options to purchase our common stock, vested and unvested at the time of acquisition, exchanged for options to purchase target company stock, was allocated to the fair value of tangible and intangible assets (including goodwill) acquired. The amortization of this deferred stock compensation resulted in amortization of $1.3 million during 2000, and will result in further amortization of $11.8 million, $5.4 million and $2.4 million during 2001, 2002 and 2003, respectively.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

  Warrants

     In connection with the acquisitions of Rubric, Panopticon and Servicesoft, the Company converted warrants to acquire these companies capital stock into warrants to purchase approximately 250,000 shares of Broadbase common stock. The value of the warrants converted, which was recorded as a component of the respective companies purchase price and additional paid-in capital in connection with these acquisitions, was approximately $7.8 million. Warrants outstanding at December 31, 2000 are as follows:

 WARRANTS     EXERCISE   EXPIRATION
OUTSTANDING    PRICE       DATES
-----------   --------   ----------
    2,432      $0.11       8/15/04
    3,793       0.13        1/1/03
    6,950       0.29       8/30/03
   13,900       1.95       4/12/05
    5,486       2.16        6/2/05
   25,904       2.85      12/17/04
      234       5.11        1/1/03
   86,424       9.72      10/16/10
  -------
  145,123
  =======

     All of the above warrants were exercisable at December 31, 2000.

  Shares Reserved for Future Issuance

     At December 31, 1999 and 2000, the Company has reserved common shares for issuance as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          2000
                                                      ----------    ----------
Stock options:
  Outstanding.......................................   6,390,978    24,272,634
  Available for grant...............................   5,529,390     3,397,266
  Employee Stock Purchase Plan......................   1,000,000     2,203,008
  Warrants..........................................          --       145,123
                                                      ----------    ----------
                                                      12,920,368    30,018,031
                                                      ==========    ==========

 7. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan which stipulates that all full-time employees can elect to contribute to the 401(k) plan, subject to certain limitations, up to 20% of their salary on a pre-tax basis. The Company has the option to provide matching contributions but has not done so to date.

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

 8. INCOME TAXES

     The Company's income tax provision (benefit) differs from the income tax provision (benefit) determined by applying the U.S. federal statutory rate to the net loss as follows:

                                                  YEARS ENDED DECEMBER 31,
                                               ------------------------------
                                                1998       1999        2000
                                               -------    -------    --------
                                                       (IN THOUSANDS)
Tax provision (benefit) at U.S. statutory
  rate.......................................  $(3,857)   $(8,143)   $(65,767)
Amortization of deferred stock
  compensation...............................       --      2,177       7,241
Nondeductible amortization...................       --         --      35,944
Valuation allowance for deferred tax
  assets.....................................    3,857      5,966      22,582
                                               -------    -------    --------
Tax provision (benefit)......................  $    --    $    --    $     --
                                               =======    =======    ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                                            1999          2000
                                                         ----------    ----------
                                                              (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards.......................   $ 10,700      $ 64,600
Stock options assumed in acquisitions..................         --        21,600
Tax credit carryforwards...............................        700         1,500
Amortization of deferred stock compensation............         --         7,200
Deferred revenue.......................................        900         4,600
Capitalized research and development...................        300            --
Other accruals and reserves not deductible for tax
  purposes.............................................        600         3,200
                                                          --------      --------
Total gross deferred tax assets........................     13,200       102,700
Less valuation allowance...............................    (13,200)      (91,200)
                                                          --------      --------
Total deferred tax assets..............................         --        11,500
Deferred tax liabilities:
Acquisition-related intangibles........................         --       (11,500)
                                                          --------      --------
Net deferred tax assets................................   $     --      $     --
                                                          ========      ========

     Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the net deferred tax assets as of December 31, 1999 and 2000 has been established to reflect these uncertainties. The valuation allowance increased by approximately $3.6 million, $6.7 million and $78.0 million during the years ended December 31, 1998, 1999 and 2000, respectively. Approximately $58.4 million of the valuation allowance at December 31, 2000 is attributable to deferred tax assets that if realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries, and then income tax expense.

     Approximately $4.6 million of the valuation allowance at December 31, 2000 is attributable to stock option deductions, the benefit of which, will be credited to additional paid-in capital if realized.

     As of December 31, 2000, the Company had federal, state and foreign net operating loss carryforwards of approximately $167.2 million, $98.6 million, and $5.1 million, respectively. The Company also had federal and

                            BROADBASE SOFTWARE, INC.

                               DECEMBER 31, 2000

state research and development tax credit carryforwards of approximately $1.4 million and $1.0 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized.

     Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

 9. RELATED PARTY TRANSACTIONS

     In April 2000, the Company provided loans in the amount of $250,000 and $200,000 to officers, who are also stockholders, in exchange for nonrecourse promissory notes which are secured by a security interest in the underlying common stock. The loans, which bear interest annually at 7%, are due on or before December 31, 2001 or upon the sale of any common stock of the Company acquired through the exercise of options granted by the Company.

10. SEGMENT INFORMATION

     The Company operates in a single segment and has no organizational structure dictated by product lines, geography or customer type. The following table presents revenue and long-lived assets, excluding goodwill and other intangible assets, information by geographic area as of and for the years ended December 31, 1998, 1999 and 2000:

                                            TOTAL REVENUE              LONG-LIVED ASSETS
                                      --------------------------   -------------------------
                                       1998     1999      2000      1998     1999     2000
                                      ------   -------   -------   ------   ------   -------
                                                          (IN THOUSANDS)
North America.......................  $3,264   $ 8,457   $39,801   $1,610   $3,015   $17,299
Europe..............................      --         5     4,560       --        2       471
Asia Pacific........................     175     1,980     3,893       --       --         8
                                      ------   -------   -------   ------   ------   -------
                                      $3,439   $10,442   $48,254   $1,610   $3,017   $17,778
                                      ======   =======   =======   ======   ======   =======

11. SUMMARIZED QUARTERLY DATA (UNAUDITED)

     The following tables set forth certain consolidated statement of operations data for each of the eight quarters beginning with the quarter ended March 31, 1999 through the quarter ended December 31, 2000. This quarterly information is unaudited, but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair representation of the information for the periods presented.

                                                         THREE MONTHS ENDED
                             --------------------------------------------------------------------------
                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                               1999        1999         1999            1999         2000        2000
                             ---------   --------   -------------   ------------   ---------   --------
                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenue................   $ 1,486    $ 2,053       $ 2,764        $ 4,139      $  6,301    $ 10,393
Gross margin...............       835      1,344         1,532          2,684         3,611       5,376
Loss from operations.......    (4,428)    (6,092)       (6,591)        (7,024)      (39,504)    (34,130)
Net loss...................   $(4,575)   $(6,312)      $(6,629)       $(6,054)     $(37,458)   $(30,666)
Basic and diluted net loss
  per share................   $ (1.29)   $ (1.54)      $ (0.85)       $ (0.35)     $  (0.92)   $  (0.67)
Weighted-average shares
  used in computing basic
  and diluted net loss per
  share....................     3,554      4,101         7,808         17,446        40,532      45,603

                                  THREE MONTHS ENDED
                             ----------------------------
                             SEPTEMBER 30,   DECEMBER 31,
                                 2000            2000
                             -------------   ------------
                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenue................    $ 14,320        $ 17,240
Gross margin...............       8,377           8,758
Loss from operations.......     (41,062)        (91,287)
Net loss...................    $(37,370)       $(87,937)
Basic and diluted net loss
  per share................    $  (0.78)       $  (1.59)
Weighted-average shares
  used in computing basic
  and diluted net loss per
  share....................      48,001          55,405

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
                            BROADBASE SOFTWARE, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2000

12. SUBSEQUENT EVENTS (UNAUDITED)

  FASB Exposure Draft on Business Combinations and Intangible Assets -- Accounting for Goodwill

     On February 14, 2001, the FASB issued a limited revision of its September 7, 1999 Exposure Draft, "Business Combinations and Intangible Assets", that proposes to significantly change the accounting for goodwill acquired in a purchase business combination. Under the revised proposal, goodwill would not be amortized but would be reviewed for impairment, using a complex methodology different from the original proposal, when an event occurs indicating the potential for impairment. Goodwill impairment charges would be presented as a separate line item within the operating section of the income statement. The nonamortization approach would apply to previously recorded goodwill as well as goodwill arising from acquisitions completed after the application of the new standard. Amortization of the remaining book value of goodwill would cease and the new impairment-only approach would apply. The FASB expects to release the final statement in June 2001. The provisions of the proposed statement are to be applied at the beginning of the first fiscal quarter following its issuance for all entities.

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